Multiple Class Plan for State Street Variable Insurance Series Funds, Inc.

I.	Introduction

This multiple class plan (the “Plan”) is adopted by State Street Variable Insurance Series Funds, Inc. (the “Company”) pursuant to Rule 18f-3(d) of the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of each series of its shares listed on Schedule A hereto, as such Schedule may be amended from time to time.

The Company consists of a number of investment portfolios (each, a “Fund” and collectively, the “Funds”) and issues a separate series of shares of capital stock for each Fund representing a fractional undivided interest in that Fund. Each Fund offers Class 1 shares, State Street Total Return V.I.S. Fund (the “Total Return Fund”) offers Class 1 and Class 3 shares.

Shares of the Funds are offered to separate accounts of life insurance companies (each an “Insurance Company”) issuing variable annuity contracts (“Contracts”) and variable life insurance policies (“Policies”) that offer one or more of the Funds as an investment option. Each Insurance Company has entered into a participation agreement with the Company and State Street Global Advisors Funds Distributors, LLC (“SSGA FD”), the principal underwriter of the Company’s shares, pursuant to which it purchases shares of the Funds for its separate accounts.

For any series, each class of shares represents interests in the same Fund and has the same rights, preferences, voting powers, restrictions and limitations, except as outlined below.

As of the date of this Plan, only the Total Return Fund has adopted a plan pursuant to Rule 12b-1 under the 1940 Act. The 12b-1 plan covers Class 1 shares of the Total Return Fund. This Plan sets out the arrangements with respect to the Total Return Fund separately from the arrangements with respect to other Funds, subject to this Plan.

II.	Definitions

The term “Personal Services” refers to the phrase “personal service and/or the maintenance of shareholder accounts” as referenced in FINRA Rule 2341(b)(9) and having the meaning given to it in FINRA (formerly NASD) Notices to Members 90-56, 92-41 and 93-12. The terms “front-end sales charges” and “deferred sales charges” shall have the meanings given to them in FINRA Rule 2341(b)(8).

For all Distribution and Service Plans:

“Sales Services” means services provided by: (1) SSGA FD related to activities primarily intended to result in the selection by an Insurance Company of a class of shares of a Fund, as an investment option in its Contracts or Policies, or (2) SSGA FD or another broker-dealer related to activities primarily intended to result in investment in a class of shares of a Fund by owners of Contracts or Policies. Sales Services does not include Personal Services provided by a broker-dealer to owners of Contracts or Policies who are its customers.

“Investor Services” means: (1) record keeping and other administrative services provided by SSGA FD , another broker-dealer, a retirement plan record keeper or administrator, transfer agent, Insurance Company, or third-party administrator for an Insurance Company; and (2) Personal Services provided by SSGA FD or another a broker-dealer to owners of Contracts or Policies indirectly invested in Shares of a Fund who are its customers.

For the Total Return Fund Distribution and Investor Service Plans:

“Investor Services” means record keeping and other administrative services provided by SSGA FD, another broker-dealer, a retirement plan record keeper or administrator, transfer agent, Insurance Company, or third-party administrator for an Insurance Company, but does not include Personal Services provided by SSGA FD or another broker-dealer to owners of Contracts or Policies who are its customers even if such Personal Services are not primarily intended to result in investment in a class of shares of a Fund by such owners.

III.	Distribution and Service Arrangements and Related Fees for the Funds other than the Total Return Fund

Each Fund other than the Total Return Fund offers the following classes of shares with the following distribution and service arrangements:

A.	Class 1 Shares

Class 1 Shares are offered to separate accounts of the Insurance Companies as investment options for variable annuity contracts and variable life insurance policies (“Contracts and Policies”). Class 1 Shares are purchased and redeemed by Insurance Companies for their separate accounts without the imposition of any front-end sales charges or deferred sales charges and do not bear any asset-based class expenses for Sales Services or Investor Services.

IV.	Distribution and Service Arrangements and Related Fees for the Total Return Fund

The Total Return V.I.S. Fund has the following classes of shares with the following distribution and service fee arrangements:

A.	Total Return Fund Class 1 Shares

Class 1 Shares are offered to separate accounts of Genworth Life and Annuity Insurance Company Genworth Life Insurance Company of New York, as an investment option for Contracts and Policies issued on or before April 30, 2006.

Class 1 Shares are purchased and redeemed by the foregoing Insurance Company for its separate accounts without the imposition of any front-end sales charges or deferred sales charges, but bear an asset-based class expense for Investor Services.

1.	Investor Service Plan

Class 1 Shares are currently offered with an investor service plan (the “Class 1 Investor Service Plan”) that provides for an investor service expense at an annual rate of 0.20% of the average daily net assets of the Total Return Fund attributable to Class 1 Shares.

The amount of compensation paid under the Class 1 Investor Service Plan to any service provider during any fiscal year does not exceed 0.20% of the average daily net assets of the Total Return V.I.S. Fund for that year attributable to Class 1 Shares supporting Contracts or Policies owned by persons to whom that service provider provides services. The amount of compensation paid under the Class 1 Investor Service Plan to any service provider is stated in an agreement between the Company and that provider.

The Class 1 Investor Service Plan expense is computed and accrued daily and paid quarterly. The Investor Service Plan was not adopted pursuant to Rule 12b-1 under the 1940 Act. The compensation paid under the Investor Service Plan is intended to compensate SSGA FD, another broker-dealer, an Insurance Company, a third-party administrator for an Insurance Company, a retirement plan record keeper or administrator, or a transfer agent, for providing Investor Services as described in more detail in the Class 1 Investor Service Plan.

2.	Distribution and Service Plan

Class 1 Shares are offered with a distribution and service plan (the “Class 1 Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. The Class 1 Distribution Plan does not have a plan fee, rather, it provides that in the event, and to the extent, that any portion of the expense borne by the Total Return Fund assets attributable to Class 1 shares pursuant to the Class 1 Investor Service Plan is determined to be an indirect use of the Fund’s assets to finance distribution of Class 1 shares, the Company and the Fund are authorized and permitted to pay such compensation under the Class 1 Distribution Plan in an amount not to exceed during any fiscal year 0.20% of the average daily net assets of the Fund attributable to Class 1 shares.

In the event that the Class 1 Distribution Plan is relied upon by the Company and the Total Return Fund, appropriate adjustments to compensation for services determined to be Sales Services shall be made wherever necessary to ensure that no payment is made by the Company on behalf of Class 1 Shares of the Total Return Fund in excess of the applicable limits on sales charges under FINRA Conduct Rule 2341(d)(3). Likewise, appropriate adjustments to compensation for services determined to be Personal Service shall be made wherever necessary to ensure that no payment is made by the Company on behalf of Class 1 Shares of the Total Return Fund in excess of the applicable limits on service fees under FINRA Conduct Rule 2341(d)(5). In this regard, the amount of compensation paid directly or indirectly by SSGA FD to any other broker-dealer for Personal Services under the Class 1 Distribution Plan during any fiscal year shall not exceed 0.20% of the average daily net assets of the Total Return Fund for that year attributable to Class 1 Shares supporting Contracts or Policies owned by customers of that broker-dealer.

B.	Total Return Fund Class 3 Shares

Class 3 Shares are offered to separate accounts of the Insurance Companies as investment options for Contracts and Policies. Class 3 Shares are purchased and redeemed by Insurance Companies for their separate accounts without the imposition of any front-end sales charges or deferred sales charges, but bear asset-based class expenses for Sales Services and Investor Services.

1.	Distribution and Service Plan

Class 3 Shares are offered with a distribution and service plan (the “Class 3 Distribution Plan”) adopted pursuant to Rule 12b-1 under the 1940 Act. The Class 3 Distribution Plan provides for expenses for Sales Services and Investor Services up to a maximum amount in any fiscal year of 0.25% of the average daily net assets of the Total Return Fund attributable to Class 3 Shares (the “Class 3 Plan Fee”). The Class 3 Plan Fee is calculated and accrued daily and paid monthly (or at such other interval as the Board of Directors may determine) by the Company at the annual rate determined by the Board of Directors from time to time.

Appropriate adjustments to compensation for Sales Services shall be made wherever necessary to ensure that no payment is made by the Company on behalf of Class 3 shares of the Total Return Fund in excess of the applicable limits on sales charges under FINRA Conduct Rule 2341(d). Likewise, to the extent so required by FINRA Conduct Rule 2341(d)(5), the amount of compensation paid directly or indirectly by SSGA FD to any other broker-dealer for the Personal Services component of Investor Services during any fiscal year shall not exceed 0.25% of the average daily net assets of the Total Return Fund for that year attributable to Class 3 Shares supporting Contracts or Policies owned by customers of that broker-dealer.

The Class 3 Plan Fee is intended to compensate SSGA FD (and through SSGA FD, other providers of Sales Services and Investor Services) for Sales Services and Investor Services as described in more detail in the Class 3 Distribution Plan.

The Class 3 Distribution Plan also provides that in the event, and to the extent, that any portion of the expense borne by the Total Return Fund assets attributable to Class 3 shares pursuant to the investor service plan for Class 3 Shares (described below) is determined to be an indirect use of the Fund’s assets to finance distribution of Class 3 shares, the Company and the Fund are authorized and permitted to pay such compensation under the Class 3 Distribution Plan, in addition to the Class 3 Plan Fee, in an amount not to exceed during any fiscal year 0.20% of the average daily net assets of the Fund attributable to Class 3 shares.

2.	Investor Service Plan

Class 3 Shares are currently offered with an investor service plan (the “Class 3 Investor Service Plan”) that provides for an investor service expense at an annual rate of 0.20% of the average daily net assets of the Total Return Fund attributable to Class 3 Shares.

The amount of compensation paid under the Class 3 Investor Service Plan to any service provider during any fiscal year does not exceed 0.20% of the average daily net assets of the Total Return Fund for that year attributable to Class 3 Shares supporting Contracts or Policies owned by persons to whom that service provider provides services.

The amount of compensation paid under the Class 3 Investor Service Plan to any service provider is stated in an agreement between the Company and that provider. The Class 3 Investor Service Plan expense is computed and accrued daily and paid monthly. The Investor Service Plan has not been adopted pursuant to Rule 12b-1 under the 1940 Act. The compensation paid under the Investor Service Plan is intended to compensate SSGA FD, another broker-dealer, an Insurance Company, a third-party administrator for an Insurance Company, a retirement plan record keeper or administrator, or a transfer agent, for providing Investor Services as described in more detail in the Class 3 Investor Service Plan.

V.	Additional Classes of Shares

The Board of Directors of the Company has the authority to create additional classes, or change existing classes, from time to time, in accordance with Rule 18f-3 of the 1940 Act.

VI.	Income and Expense Allocation

A.	Class Expenses

Expenses relating to different arrangements for distribution and shareholder serving of shares shall be allocated to and paid by the applicable class. A class may pay a different share of other expense, not including advisory or custodial fees or other expenses related to the management of the Fund’s assets, if (i) such expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes and (ii) the Board has approved such allocation.

B.	Other Allocations

All expenses of a Fund not allocated to a particular class pursuant to Sections VI.A. of this Plan shall be allocated to each class on the basis of the net assets of each Fund represented by shares of that class in relation to the net assets of the Participant Fund.

Notwithstanding the foregoing, the principal underwriter, adviser, or other provider of services to a Fund may waive or reimburse the expenses of a specific class or classes of the Fund to the extent permitted under Rule 18f-3 under the 1940 Act; provided, however, that the Board shall monitor the use of such waivers or expense reimbursements intended to differ by class.

VII.	Voting Rights

Each share class has exclusive voting rights with respect to matters that exclusively affect such class.

VIII.	Dividends

Dividends are calculated in the same manner for each class and declared and paid on all classes of shares on the same days and at the same times. All reinvested income dividends and capital gain distributions, if any, with respect to a particular class of shares are paid in additional shares of that class at the net asset value per share determined as of the next business day following the record date.

IX.	Date of Effectiveness

This Plan is effective as of May 1, 2009, provided that this Plan shall not become effective with respect to any Fund unless such action has been approved by the vote a majority of the Board of Directors of the Company and by the vote of a majority of those Directors who are not “interested persons” (as such term is defined in the 1940 Act) of the Company.

X.	Amendments

Any material amendment to this Plan with respect to a Fund shall become effective upon the approval by a vote of at least a majority of the Board of Directors of the Company and by the vote of a majority of those Directors who are not “interested persons” (as such term is defined in the 1940 Act) of the Company, upon finding that the proposed amendment to the Plan, including expense allocations, is in the best interests of each class of shares individually and the Fund as a whole. No vote of the shareholders is required for an amendment to the Plan.

XI.	Compliance With Fund Governance Standards

While this Plan is in effect, the Company’s Board of Directors will comply with the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.

SCHEDULE A

Fund (Series)	Available Share Classes	Class of Capital Stock	Series of Capital Stock Within Class
State Street Income V.I.S. Fund	Class 1	Class I Class T	— Series 1
State Street Premier Growth Equity V.I.S. Fund	Class 1	Class K Class V	— Series 1
State Street Real Estate Securities V.I.S. Fund	Class 1	Class F Class R	— Series 1
State Street Small-Cap Equity V.I.S. Fund	Class 1	Class M Class X	— Series 1
State Street S&P 500 Index V.I.S. Fund	Class 1	Class A	—
State Street Total Return V.I.S. Fund	Class 1 Class 3	—	—
State Street U.S. Equity V.I.S. Fund	Class 1	Class J Class U	— Series 1

Under the Virginia Corporation Code and the Company’s articles of incorporation, “series” of shares are called classes and “classes” are called series. Also, under the Company’s articles of incorporation, because classes of capital stock cannot (without shareholder approval) be divided into series after issuance, we have authorized additional classes for each Fund that needs multiple series.